EX-10.2

         TILDEN ASSOCIATES, INC.
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         EMPLOYMENT AGREEMENT
         --------------------
         WITH
         ----

                                 ROBERT BASKIND
                                 --------------

         AGREEMENT MADE the 1st day of January , 2000 between TILDEN ASSOCIATES, INC., a Delaware Corporation located at 1325 Franklin Avenue, Suite 165, Garden City, New York 11530 (hereinafter referred to as "Employer") and ROBERT BASKIND residing at 9 Wimbledon Drive, North Hills, New York 11576 (hereinafter referred to as "Employee").

         1. Employment. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

         2. Term. The term of this Agreement shall begin on the 1st day of January, 2000, and shall terminate on the 31st day of December, 2005.

         3. Compensation. The Employer shall pay the Employee for all services rendered a salary of $ 110,000 per year with a five percent (5%) increase each year subject to management's discretion, payable in equal weekly installments at the end of each week. Salary payments shall be subject to the withholding and other applicable taxes.

         4. Duties. The Employee shall serve as the Employer's President, and to act in such capacity in all respects necessary.

         5. Extent of Services. The Employee shall be required to work during normal business hours or whenever necessary to accomplish the company's objectives.

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         6.    Vacation. The Employee shall be entitled each year to take a vacation of six (6) weeks, during which time his compensation shall be paid in full.

         7. Disability. It is hereby agreed that in the event the Employee is unable to perform his services by reason of illness or incapacity and has already utilized all accrued vacation, sick days and personal days, the Employee shall be entitled to a one (1) month leave with pay. However, the Employer hereby agrees to reinstate the Employee to his position at the end of the aforesaid leave at the same level of compensation in effect prior to said leave.

         8. Medical Benefits. The Employer shall not be liable for providing the Employee with any medical insurance. However, in the event the Employer does acquire a group medical insurance plan, the Employee will be given an option to join same, the terms of which shall be separately negotiated between the parties.

         9. Bonus. In the event the Employer's annual net income amounts to the sum of $500,000.00 or greater, the Employee shall be entitled to receive a bonus in the amount of twenty-five (25%) of the Employee's gross annual salary in effect during said year said bonus shall be received by the Employee within one month of the corporation's year end.

         10. Termination Without Cause. The Employer may not terminate this Agreement without cause.

         11. Termination Upon Sale of Business. Notwithstanding anything to the contrary, the Employer may terminate this Agreement by giving ten (10) days notice to the Employee if any of the following events occur:

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               a)      The Employer sells substantially all of its assets; or

               b) At least two-thirds (2/3) of the outstanding corporate shares of the Employer are sold, exchanged or otherwise disposed of; or

               c) The Employer elects to terminate its business or liquidate its assets; or

               d) There is a merger or consolidation of the Employer in a transaction in which the Employer's shareholders received less than fifty (50%) percent of the outstanding voting shares of the new or continuing corporation. If any of the above occurs, the employee will be entitled to two (2) full years of compensation to effect a termination. 12. Arbitration. Any controversy or claim which arises out of, or relating to, this Agreement, or its breach, shall be settled by arbitration in accordance with the then governing rules of the American Arbitration Associates. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

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         13.   Notices. Any notice required or desired to be given under this
Agreement shall be deemed given if in writing and sent by Certified Mail, Return Receipt Requested, to the Employee's residence or the Employer's principal office, as the case may be.

         14. Waiver of Breach. The Employer's waiver of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

         15. Assignment. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employer's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the Employer's successors and assigns.

         16. Entire Agreement.This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

TILDEN ASSOCIATES, INC.

By:
(Employer)


ROBERT BASKIND        (Employee)

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